                      SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                  Form N-8A

                         NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(A) OF THE
                       INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such
Notification of Registration submits the following information:

Name:  WADDELL & REED ADVISORS MUNICIPAL MONEY MARKET FUND, INC.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Telephone Number:  (913) 236-2000
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Name and Address of Agent for Service of Process:

Kristen A. Richards
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6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form
N-8A:

                           Yes   X        No ____